UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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DIGIRAD CORPORATION

(Name of Registrant as Specified in its Charter)

RED OAK PARTNERS, LLC

THE RED OAK FUND, L.P.

PINNACLE FUND, LLLP

PINNACLE PARTNERS, LLC

PINNACLE CAPITAL, LLC

WHITE PEAKS HOLDINGS, LLC

DAVID SANDBERG

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Red Oak Urges Fellow Shareholders to Elect Qualified and Experienced Directors and Stop Further Deterioration at Digirad by Voting FOR Red Oak’s Nominees on the BLUE Proxy CARD

Dear Fellow Digirad Shareholders,

Red Oak History with Digirad

Red Oak Partners is one of the largest shareholders of Digirad and owns more common stock (and over a longer time period of time) than Digirad’s entire Board collectively. As such, our interest is directly aligned with ALL shareholders towards creating shareholder value.

Red Oak has established a strong track record of creating shareholder value, adopting strong governance, and providing transparency to shareholders.  The chart below shows the results achieved at Asure Software since Red Oak nominees replaced the full Board in late 2009 and oversaw a successful turnaround.

Asure Software
Relative Performance since new Red Oak nominees assumed charge (Aug. 28, 2009 to April 4, 2013)
600
500
400
300
200
100
0
Asure Software Inc.
Russell 3000
NASDAQ-100 Index

Source: Factset

When elected as Directors, we have voluntarily reduced or elected to receive no board compensation in many instances, have pushed for strong governance improvements (including most of those which have been adopted at Digirad only after pressure by Red Oak was exerted on current Directors), given up voting rights in instances where conflicts could potentially exist, and resigned from Boards when we believed that our stock ownership was no longer sufficient to justify meaningful Board representation.  We have a highly transparent track record and encourage all shareholders to look up those companies we have been involved in and the improvements we have led and adopted.  Importantly, we do not seek to “collect” Board seats, having contested only a small subset of those companies we have invested in.  In fact, we previously rejected an offer from Digirad’s Board to receive three Board seats provided we permit incumbent Directors to retain control.  We did so as this scenario did not create the change required to optimize shareholder value.

What You May Not Have Known

You are being asked to assess and vote regarding which Directors you believe will be most able to optimize your shareholder value through their experience, skill-set, and your trust in their ethics and governance practices.  In order to allow you to be as informed as possible about related issues, please read the following which we have prepared so as to provide you with certain information which Digirad’s Directors have not been transparent, but which we believe you should know about:

1.

Red Oak Partners is the sole entity which, through its nomination of Directors at the 2012 Annual Meeting, forced the previous Board to implement governance improvements after years of losses and insider enrichment resulted in erosion of shareholder value, which we believe continues today.

2.

When Red Oak first exerted pressure for Digirad to effect corporate governance improvements in advance of its 2012 Annual Meeting, Charles Gillman (a current Director) cold-called Red Oak and asked to use Red Oak’s shares to wage a proxy contest against Digirad because Mr. Gillman did not own any shares himself.  We did not understand Mr. Gillman’s approach, including his desire to conduct a proxy contest at Digirad without any aligned incentives via share ownership.  Further, according to Mr. Gillman, he was full-time employed at a Tulsa family office. Red Oak rejected Mr. Gillman’s solicitation because Red Oak was concerned that Mr. Gillman may have an undisclosed agenda, because Red Oak does not support misalignment vs. shareholders via low or no ownership, and because Mr. Gillman lacked any operating or otherwise relevant experience or skills which Red Oak believed were necessary to optimize value at Digirad for its shareholders.

3.

Interestingly, after Red Oak rebuffed Mr. Gillman’s solicitation and made it clear that it would not accept any settlement offer which allowed then-majority of incumbent Directors to control the Board – considering their poor track record in overseeing Digirad - to our surprise Digirad appointed Mr. Gillman and two individuals who Mr. Gillman introduced - Mr. Eberwein and Mr. Climaco - to the Board.  Messrs. Gillman and Climaco served together on the Board of Infusystems until they recently resigned on March 31, 2013 and April 1, 2013, respectively.  According to publicly available information, Mr. Climaco worked at Quokka Sports as its director of programming just prior to its bankruptcy before then co-founding Axial Biotech in 2002.  At Axial he led the raise of more than $25 million before selling its global rights and the majority of its assets in 2012 for $4.4 million.  Mr. Eberwein’s background appeared to indicate that a majority of his career had been spent buying stocks for large buy-side institutions which primarily invested in larger companies, with no record of ever having worked inside any of the companies which he invested in, and no prior record of having dealt with Board or operating related issues.  Like Mr. Gillman, none of these new Directors required any governance improvements as part of their appointment to the Board, none owned any shares, had any experience with Digirad previously or regarding its imaging business, or had any prior history or track record of cleaning up poor governance, aligning companies with shareholders, turning around companies from within, or overseeing acquisition and/or strategic review processes.

4.

Mr. Gillman and Mr. Eberwein appear to have a working relationship contesting numerous Director elections of very small public companies together in the past year alone.  Since Messrs. Eberwein and Gillman took control of On Track Innovations (OTIV) board in Dec. 2012 - through a proxy contest which replaced the entire board and resulted in departure of the senior management team –shareholders have lost a tremendous amount of share value.

On Track Innovations (OTIV) has underperformed
since Charles Gillman and Jeff Eberwein assumed charge on 30 Dec. 2012
120
110
100
90
80
70
60
50
12/28/2012
1/2/2013
1/7/2013
1/12/2013
1/17/2013
1/22/2013
1/27/2013
2/1/2013
2/6/2013
2/11/2013
2/16/2013
2/21/2013
2/26/2013
3/3/2013
3/8/2013
3/13/2013
3/18/2013
3/23/2013
3/28/2013
4/2/2013
Russell 3000
NASDAQ-100 Index
On Track Innovations Ltd.

Source: Factset

5.

Despite current Directors agreeing to adopt a Director stock ownership policy as a condition for Red Oak to agree not to contest their re-election at the 2012 Annual Meeting, in nearly a year since the current board has served, current Directors Climaco, Hawkins, and Sayward (i.e., a majority of the Directors seeking re-election) have not purchased a single share.  However, Mr. Hawkins did receive two-fold the options which other Directors were granted.  The current Board – whose Governance committee is Chaired by Mr. Gillman - has continued to fail to provide any disclosure as to why it approved paying certain Directors additional amounts for the same functions.  We believe these issues – and the correlated lack of transparency –raise serious questions about the motivation of the current board as well as cast doubt on their interests to align themselves with and do what is best for all shareholders.

6.

In December 2012, Red Oak contacted Digirad’s Chairman, Jeff Eberwein, to inquire as to why the return of capital since new Directors were appointed had been so low given they had served for more than seven months.  Mr. Sandberg also asked as to why the Board had not approved a dividend despite hundreds of other public companies having accelerated such dividends before taxes were set to rise in 2013 and as part of a pro-active effort to increase shareholders’ after-tax value.  Mr. Eberwein provided no answer, and Red Oak questions whether any of the current Directors made any Board motion to distribute such funds or to increase the return of capital when it would have made sense to do so while lower tax rates remained.

7.

Eight months after Red Oak’s June 29, 2012 agreement required that the Board review operations with an aim towards cost reductions - and after Red Oak had asked Digirad’s Chairman regarding his Board’s absent return of capital to shareholders - on February 28, 2013 Digirad announced a cost reduction plan and an increase to the buyback plan.  However, only after Red Oak submitted its nominee and shareholder proposals to contest the 2013 shareholder meeting - did Digirad’s Directors adopt additional governance improvements – including many related to Red Oak’s proposals (albeit in lesser form than proposed by Red Oak).  Of note, Digirad’s Directors did not pro-actively announce any governance improvements until they came under pressure from Red Oak.

8.

The Board materially revised the buyback program on March 13, 2013, just two weeks after announcing an enhanced buy-back program on February 28, 2013.  This is indicative of its lack of experience. We believe that instead of increasing the buyback, the Board should have announced a dutch tender offer or a dividend, and we question why Digirad’s Board did not announce the larger buyback plan initially if they believed in it, rather than after Red Oak had exerted additional pressure.

Why Red Oak Is Contesting This Election

We do not believe that the interests of Digirad’s Directors are aligned with shareholders. They lack the necessary knowledge and skill-set needed to turn around Digirad, have questionable independence from one another, and Mr. Sayward (Director since 2008) must be directly held accountable for Digirad’s significant underperformance during his tenure, including losses incurred in 16 of the last 20 quarters.

Unsurprisingly, the Board’s lack of relevant industry, M&A, and turnaround experience has resulted in continued deterioration in revenue and profits since the majority of Directors assumed charge last year. Operating performance has deteriorated with gross profit down 29.3% and EBITDA and Net Income declining even further since 2QFY2012. Furthermore, revenue for the DIS segment – the main focus of the current Board moving forward - is down 9% since 2QFY2012.  The DIS segment has continued to decline sequentially every quarter under the current Board, yet they – with little collective experience in micro cap companies or in evaluating and executing successful turnarounds – have announced a new acquisition strategy to grow DIS combined with what we believe is an insufficient cost reduction plan.  Together we do not believe they will create meaningful EBITDA or free cash flow generation.  Red Oak, having three nominees who have worked at well-regarded turnaround and private equity firms and who have specifically operated within companies with meaningful and directly relevant experience and expertise, questions the viability and value-add of the Board’s plan.  We believe the incumbent Board does not have a real plan to turnaround the business because this is new to them.  , and we include below some questions which we believe shareholders need to ask about the Strategic Plan.

Key Elements of the Strategic Plan	Questions/Comments
- Focus on DIS cash flow generation	- How does the Board plan to generate additional cash flow? - Will all of it come from expense management? - What is the plan to grow the top-line? Revenue for the DIS segment has declined 9% sequentially since the new Board assumed charge in 2QFY2012.
- Eliminate $3-$4 million of costs	-What is the time frame for the cost reduction program? - Even assuming that DRAD is able to achieve the cost reductions, the Company will only be marginally profitable. What is the plan to generate an acceptable level of ROI for shareholders?
- Relocation of Corporate Headquarters	- How much cost is the company likely to save? - What is the expected time frame for this move? - What is the potential impact of relocation on client interaction, if any?
- Shareholder value will be increased by Reducing costs/focusing on cash flow + acquiring financially disciplined, cash generating business + share repurchase = Shareholder value	-The plan does not provide a roadmap for growth. There is a limit to the share repurchase program, which by itself is not value creative. - None of the Board members have any history of successfully turning around companies through an acquisition strategy. There is limited disclosure on how small tuck-in acquisitions would create the level of return required to generate real sustainable shareholder value. - There is no discussion on how DRAD plans to use NOLs (a valuable asset) to offset cash taxes and drive free cash flow. - Lastly, the plan fails to disclose why DRAD repurchased only $1 million of shares in all of 2012 despite existing plan, open windows, and low stock price. And secondly, if buyback is such a key component of the value creation plan, why did the Board announce a low buyback amount in Feb. 2013, only to increase it two weeks later in March 2013 after pressure from Red Oak.

Source: Company presentation dated 27 March 2013

How long will it take to get the business Free Cash Flow positive?  What specific costs will be reduced to achieve the $3-$4 million of overall cost savings and what is the timeframe for this cost reduction?

What will the cost savings be from re-locating and in what time frame will this be achieved?  What up front cash costs (if any) will be incurred upon the relocation?  Overall, the current Board’s restructuring plan is extremely high level and vague as it gives no detail with regards to:

-

time frame of achieving objectives;

-

specific costs that can be reduced (e.g., overhead, sales and marketing, R&D, COGS, etc.);

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specifics as to how the Company can achieve $3 to $4 million of consolidated cash flow;

-

and finally, how the Board thinks about return of capital to Shareholders (e.g., dividends versus share repurchases) versus re-investing in the business (e.g., acquisitions)

While making statements about focusing on free cash flow and increasing value to shareholders sounds good from a high level, the absence of specific, concrete actions to be undertaken indicates the Board’s limited knowledge of the business and lack of a cohesive strategic plan.  Shareholders cannot stand by while value of the business continues to be impaired.

As a long-term shareholder of Digirad with an aligned interest in seeing shareholder value creation, we have assembled a highly experienced and qualified slate of Director nominees for the 2013 shareholder meeting. Red Oak Nominees have the key skill-set necessary to drive shareholder value, including:

•

operating companies from within and successfully at both operating and Board levels;

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turning around underperforming businesses, both public and private;

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overseeing reviews of strategic alternatives and executing successful restructurings;

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focusing on return on invested capital with regards to capital deployment.

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effecting mergers and acquisitions, if such strategy makes sense upon strategic review;

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returning capital to shareholders effectively;

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adopting governance policies which align insiders with shareholders and result in increased shareholder trust and value; and

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optimizing free cash flows both via operational oversight and via the use and protection of tax loss assets per IRS Section 382

If elected, our nominees would implement the following:

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Review the strategic alternatives process and possibly re-open it pending the review.

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Oversee a 382 NOL study to understand what type of structural flexibility may exist towards utilizing the NOL assets to create additional shareholder value.

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Review and rebid on most corporate costs, including audit, proxy services, D&O, etc. with a mindset towards unilateral reductions.

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Cancel the company’s 10b5-1 plan and revisit announcing either a tender offer, a buyback during an open window, or a substantial dividend [of at least $10 million]. Sure you want to be this specific?

•

Allow special meetings to be called by holders of ten percent of shares outstanding, while limiting special meetings to one per year.

•

Cap annual dilution via options to 2.5% and via RSU to 1.25%.  Long-term average dilution including any 1-time grants should be targeted to adhere to the 2.5%/ 1.25% level as well – Red Oak believes that exclusions for 1-time inducement grants can be easily abused, and have been abused at Digirad to shareholder’s detriment.

•

Require that, via open market purchases, each Director own 60% of total compensation received by DRAD per annum.  At the end of year two the ownership requirement shall be 2x what it was after year one.

•

Approve Board compensation set at $30,000 per Director, no meeting or committee fees, chair fees of $7,500 each for the Board and Audit, $5,000 for Compensation and Strategic, and $2,500 for Nominating, a 10,000 option one-time grant per Director struck above market price, and an ongoing annual grant of 5,000 options per year in future periods.  Importantly, changes to Director compensation would require shareholder approval.

Digirad’s Board has Dodged Discussion of Key issues, has Resorted to “Spin” Against Red Oak’s Nominees – We’d like to Set the Record Straight and Not Dodge Issues Ourselves

In Digirad’s April 4, 2013 letter, Digirad avoided discussion of core issues but did state that:

•

David Sandberg has been “sued by a company alleging he engaged in numerous violations of federal securities laws in making purchases of the company’s common stock.”  We would like to set the record straight.

David Sandberg and Red Oak were sued in 2009 by a Texas company for allegedly violating certain securities laws during their acquisition of approximately 20% of the company’s stock.  The company sought injunctive relief to prevent Sandberg and Red Oak from voting their shares at the company’s next annual meeting.  The United States District Court for the Northern District of Texas rejected all of the company’s claims for injunctive relief.  Afterwards the company dropped its claims. This is all public record, yet Digirad omitted certain parts of this to suit its arguments and sway investors with partial and biased disclosure.

•

“Three of five Red Oak nominees have little or no experience serving on a public company board.”  We note that all three of Red Oak’s nominees who do not have prior public board experience were chosen specifically because of their successful experience having worked inside companies, and helping to oversee, manage, and operate companies.  Whereas we believe that a harsh learning curve for Directors such as Mr. Eberwein has existed via his first experience within a company, our nominees come from Top Tier private equity and turnaround firms (Alvarez, Lindsay Goldberg, and Platinum Equity).  We chose them for this reason, and it is a strength and a substantial point of differentiation between our slate of nominees and the current Board.  Red Oak notes that Mr. Eberwein and Mr. Climaco had effectively no public Board experience less than a year ago at the time of their appointment as Directors, and Mr. Sayward has only ever served on Digirad’s Board, and has a track record as a Director that is specifically unsuccessful.

•

One nominee serves on “more than six company boards.  ISS … recommends to vote against an individual that serves on more than 6 public company boards.”

Again, Digirad has cherry-picked wording, intentionally omitting the word “public” in Digirad’s first statement, but including it in the second because ISS’s criteria is stated in terms of public Boards.  We believe Digirad sought to misrepresent ISS’s policies by omitting reference that the Red Oak nominee sits on just two public company boards today, and note that several of the nominee’s private Boards are materially less active (and perhaps this is why ISS’s policy relates to public Boards).

•

“A California bank, co-founded by a Red Oak nominee, was shut down by the FDIC after suffering heavy losses on mortgages.”  We assume this statement references Mr. Waterfield, and the Waterfield Group.  As part of its activities and given its extensive turnaround and operating experience, Waterfield has occasionally acquired deeply troubled institutions. One such already troubled, very small institution was acquired (not “co-founded,” as Digirad has mis-stated) in 2008 for approximately $4 million. After injecting $20 million into this troubled institution and offering to inject another $200 million, the bank was closed by the FDIC in 2010 along with over 450 other banks since the 2008 financial crisis. Waterfield lost money on his investment, did nothing wrong, and was approved by regulatory agencies for numerous other purchases of troubled banks, all of which were successful.  Digirad left all of this other information out.

Overall, Red Oak believes that the current board of Digirad has sought to “spin” information on a selective basis reflective of either poor diligence practices or a desire to obfuscate facts.  Red Oak does not believe that a Board with poor diligence practices and little relevant experience should oversee strategic reviews or oversee mergers and acquisitions, and further believes that a Board which skews facts in order to entrench themselves (noting they never asked to learn more about Red Oak’s nominees) is one which you as a shareholder should readily seek to replace.

AS SHAREHOLDERS OUR INTEREST IS ALIGNED WITH ALL SHAREHOLDERS.

We believe it is time for change at Digirad. The current Board has failed to present a credible turnaround plan because it is inexperienced and unqualified to do so, and has overseen continued deterioration in Digirad’s core business. Moreover, it has acted only when pressured by Red Oak and has shown itself to be re-active and not pro-active. We have assembled a highly qualified team of nominees who have the right knowledge and skill-set to turn around Digirad and create value for all shareholders.

Time is very short.  No matter how many or how few shares you own, it is very important that you vote the enclosed BLUE proxy card today and vote in Favor of electing us to represent you in the boardroom. PLEASE DO NOT RETURN THE WHITE PROXY CARD or any other proxy card furnished to you on behalf of Digirad. Not even to vote against them. Doing so may cancel your vote on the BLUE card.

If you have already returned a WHITE proxy card, you have every right to change your vote by voting a later-dated BLUE proxy card. Just please do so today.

Please rest assured that all communication with us and Alliance Advisors will not be shared with any party and will be held in strict confidentiality.

Alliance Advisors LLC

200 Broadacres Drive 3rd Floor

Bloomfield, NJ 07003

Shareholders Call Toll Free:  (888)-991-1289

Banks and Brokers Call Collect: 973-873-7721

You may also contact Red Oak at:

David Sandberg

304 Park Avenue South, 11th Floor

New York, NY 10010

Direct phone:  (212) 614-8952

WE URGE YOU TO VOTE TO CHANGE DIGIRAD FOR THE BETTER AND TO PROTECT YOUR INVESTMENT. VOTE FOR ALL OF OUR DIRECTOR NOMINEES ON THE BLUE PROXY CARD TODAY.